Exhibit (d)(6)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of December 1, 2014,

between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (Japan) Limited

Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	09/29/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	09/29/2008
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Limited Term ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	Fixed Income	09/18/2014
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	09/29/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	09/29/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	09/29/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	09/29/2008

Agreed and Accepted

as of December 1, 2014

Fidelity Investments Money Management, Inc.	Fidelity Management & Research (Japan) Limited

By: /s/William E. Dailey By: /s/William E. Dailey

Name: William E. Dailey Name: William E. Dailey

Title: Treasurer Title: Treasurer